EXHIBIT 10.3(B)
YAHOO! INC.
AMENDED AND RESTATED
1996 EMPLOYEE STOCK PURCHASE PLAN
ENROLLMENT AGREEMENT
1.	I hereby elect to participate in the Yahoo! Inc. Amended and Restated 1996 Employee Stock Purchase Plan (the “Plan”) and subscribe to purchase Shares of the Company’s Common Stock subject to the terms of this Enrollment Agreement and the Plan. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan. I understand that my participation in the Plan will commence with the Purchase Period beginning on November 12, 2007 and ending on May 9, 2008.

2.	By enrolling in the Plan and making my online enrollment elections, I agree to have Contributions in the amount of the elected percentage of my Compensation applied to this purchase. I understand that this amount must not be less than 1% and not more than 15% of my Compensation during an Offering Period. (Please note that no fractional percentages are permitted).

3.	By enrolling in the Plan and making my online enrollment elections, I authorize payroll deductions from each paycheck during the Offering Periods in the amount of the elected percentage of my Compensation. I understand that all payroll deductions authorized by me shall be credited to my account under the Plan and that I may not make any additional payments into such account. I understand that all payments made by me shall be accumulated for the purchase of Shares at the applicable Purchase Price determined in accordance with the Plan. I further understand that, except as otherwise set forth in the Plan, Shares will be purchased for me automatically on each Purchase Date during the Offering Period unless I otherwise withdraw from the Plan in accordance with the withdrawal procedures in effect at the time of withdrawal.

4.	I understand that I may discontinue during a Purchase Period only as provided in Section 10 of the Plan. I also understand that I can decrease the rate of my Contributions on one occasion only during any Purchase Period, or increase the rate of my Contributions for the subsequent Purchase Period, by making a new online deduction election. Any such change will be effective as soon as administratively practicable after the date of my new online election; provided that any such election made within 21 days of the end of any Purchase Period shall not take effect earlier than the beginning of the first new Purchase Period to commence after the date of such election. In addition, I acknowledge that, unless I discontinue my participation in the Plan in accordance with the withdrawal procedures in effect at such time, my election will continue to be effective for each successive Offering Period.

5.	In addition to this Enrollment Agreement and the Plan (which is attached to this Enrollment Agreement and is also located at http://backyard.yahoo.com/resources/forms/stock/ESPPUSEnrollment.html on Backyard, I acknowledge that I have reviewed and understand the Company’s most recent prospectus (located at http://backyard.yahoo.com/resources/forms/stock/2007esppprospectus.html on Backyard). I understand that my participation in the Plan is in all respects subject to the terms of the Plan and this Enrollment Agreement.

6.	Shares purchased for me under the Plan should be issued in my name.

7.	I understand that if I dispose of any Shares received by me pursuant to the Plan within 2 years after the Offering Date (the first day of the Offering Period during which I purchased such Shares or, if I joined the Plan after such date, the first business day of the Purchase Period with respect to which I joined the Plan during such Offering Period) or within 1 year after the Purchase Date, I will be treated for federal income tax purposes as having received ordinary compensation income at the time of such disposition in an amount equal to the excess of the Fair Market Value of the Shares on the Purchase Date over the price which I paid for the Shares, regardless of whether I disposed of the Shares at a price less than their Fair Market Value at the Purchase Date. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

By enrolling in the Plan and making my online enrollment elections, I agree to notify the Company in writing within 30 days after the date of any such disposition, and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the such disposition of the Shares. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Shares by me.

9.	If I dispose of such Shares at any time after expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received compensation income only to the extent of an amount equal to the lesser of (1) the excess of the Fair Market Value of the Shares at the time of such disposition over the purchase price which I paid for the Shares under the option, or (2) 15% of the Fair Market Value of the Shares on the Offering Date. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

I understand that this tax summary is only a summary and is subject to change. I further understand that I should consult a tax advisor concerning the tax implications of the purchase and sale of stock under the Plan.

10.	The Company may, in its sole discretion, decide to deliver any documents related to the purchase rights and participation in the Plan or future purchase rights that may be granted under the Plan by electronic means or to request my consent to participate in the Plan by electronic means. I hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

11.	The provisions of this Enrollment Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

12.	By enrolling in the Plan and making my online enrollment elections, I agree to be bound by the terms of the Plan and this Enrollment Agreement. The effectiveness of this Enrollment Agreement and my participation in the Plan is dependent upon my eligibility to participate in the Plan.

2